EXHIBIT 10.71
FIRST AMENDMENT TO THE
USEC INC. 2006 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2008)
     WHEREAS, the USEC Inc. 2006 Supplemental Executive Retirement Plan (“Plan”) was amended and restated effective January 1, 2008; and
     WHEREAS, an additional amendment to the Plan is desired in order to provide for the addition of new Members (as defined in the Plan) who are not eligible to participate in the Employees’ Retirement Plan of USEC Inc., as amended from time to time or any successor thereto that is a defined benefit pension plan, and to make certain changes to the restrictions in the Plan governing non-solicitation and non-competition by Members to conform to the restrictions applicable to Members under the change in control agreements to which they are a party;
     NOW THEREFORE, the Plan is amended as follows:
1.	Section 3.5(b) and 3.5(c) of the Plan are amended and restated to read as follows:
     “(b) Non-Solicitation and Non-Competition. The Member expressly agrees that the Member shall not, at any time during the period of Membership under the Plan and for a period of two and one-half (2 1/2) years thereafter (the “Restriction Period”), (1) engage or become interested as an owner (other than as an owner of less than five percent (5%) of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with the uranium enrichment business conducted by the Employer or any of its affiliated companies during the period of Membership under the Plan or as of the date of the Member’s Termination of Employment, as applicable; (2) engage in any activity in competition with or against the uranium enrichment business conducted by the Employer or any of its affiliated companies during the period of Membership under the Plan or as of the date of the Member’s Termination of Employment, as applicable; or (3) recruit, solicit for employment, hire or engage any employee or consultant of the Employer or any of its affiliated companies or any person who was an employee or consultant of the Employer or any of its affiliated companies within two (2) years prior to the date of the Member’s Termination of Employment. For purposes of this Section 3.5, a business that is competitive with the uranium enrichment business conducted by the Employer or any of its affiliated companies shall include, but not be limited to, Louisiana Energy Services Inc. (LES), AREVA SA, AREVA, Inc., Urenco Ltd., Urenco, Inc., Cogema, Enrichment Technology Company Limited, TENEX, GLE (Global Laser Enrichment), Cameco, and any subsidiary or affiliate thereof engaged in a business that is competitive with the uranium enrichment business conducted by the Employer or any of its affiliated companies, and any contractor or subcontractor to any of these businesses (with respect to activities by such contractor or subcontractor that are competitive with the uranium enrichment business conducted by the Employer or any of its affiliated companies).
     (c) The Member acknowledges that these provisions are necessary for the Employer’s protection and are not unreasonable, since the Member would be able to obtain employment with companies whose businesses are not competitive with the uranium enrichment business of the Employer and its affiliated companies and would be able to recruit and hire personnel other than employees of the Employer or any of its affiliated companies. Notwithstanding the foregoing, in the event a Termination of Employment of Member by the Employer without Cause that does not occur under circumstances entitling the Member to severance benefits that would not otherwise be payable absent a change in control as defined in any employment or change in control agreement with the Employer, the restrictions in Section 3.5(b)(1) and (2) above shall apply for the equivalent period of time for which the Member is offered full salary severance benefits from the Employer (e.g., if the Member is offered severance benefits equal to one times Member’s annual base salary, the period of time shall be one year); it being understood that under all other circumstances, including a voluntary termination by the Member that does not occur under circumstances entitling the Member to severance benefits that would not otherwise be payable absent a change in control, the restrictions in Section 3.5(b)(1) and (2) above shall apply for the full Restriction Period. The duration and the scope of these restrictions on the Member’s activities are divisible, so that if any provision of this Section 3.5 is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.”
2.	Section 5.4 of the Plan is amended and restated to read as follows:
     “5.4 Offset. A Member’s Final Benefit Objective otherwise payable shall be reduced as of the Member’s Normal Retirement Date as described in this Section 5.4. The aggregate amount of the reduction under this Section as of the Member’s Normal Retirement Date is referred to herein as the Member’s “Offset.” First, the total amount payable under each of the:
a.	Qualified Plan;

b.	Restoration Plan;

c.	Primary Social Security Benefit; and

d.	the Company Match Account;
(each, an “Other Plan” and collectively referred to herein as the “Other Plans”) shall be determined as of the Member’s full benefit at retirement age under the applicable Other Plan (and in the case of the Company Match Account, as of the Normal Retirement Date). Second, such total amount payable under each of the Other Plans shall be converted (separately for each Other Plan) into the Single Life Annuity commencing on the Member’s Normal Retirement Date that is the Actuarial Equivalent (using the factors specified in Section 2.2 except that the interest rate shall be six percent (6%)) of such total amount payable. The aggregate monthly amount payable to the Member under each such Single Life Annuity commencing at the Member’s Normal Retirement Date shall be the Member’s Offset as of his or her Normal Retirement Date.”
3.	A new Section 5.11 of the Plan shall be added as follows:
     “5.11 Company Match Account Offset. For any Member who is not eligible to participate in the Qualified Plan solely because the Member was hired after the date the Qualified Plan was closed to new participants, upon such individual being designated a Member in the Plan, a bookkeeping account (a “Company Match Account”) shall be established with respect to such Member in order to calculate the amount of such Member’s Offset under Section 5.4. Credits shall be made to a Member’s Company Match Account in accordance with the provisions of this Section 5.11. A Company Match Account shall be a bookkeeping account for purposes of calculating the Member’s Offset in Section 5.4 of the Plan only, and neither the maintenance of, nor the crediting of Catch Up Credits, Annual Credits or Interest Credits to such Company Match Account shall be treated as otherwise creating a right of any Member or any other person to receive specific assets. A Member’s “Company Match Account Balance” shall be the sum of: (1) all Catch Up Credits, if any, (2) all Annual Credits, and (3) all Interest Credits until the Member’s Normal Retirement Date; it being understood that, with respect to any Member who is eligible to participate in the Qualified Plan, the Company Match Account Balance shall be zero.
     (a) Catch Up Credit. Upon designation as a Member, there shall be credited to such Member’s Company Match Account an amount equal to three percent (3%) of such Member’s Monthly Base Salary for each full Month of Service prior to commencement of membership in the Plan (each such credit a “Catch Up Credit”); it being understood that, for purposes of calculating any Interest Credits pursuant to Section 5.11(b) below, such Catch Up Credits shall be deemed to have been credited to such Member’s Company Match Account as of the end of each Plan Year to which they relate.
     (b) Annual Credits. As of the last day of the Plan Year in which a Member commences participation in the Plan, and as of the last day of each subsequent Plan Year in which the Member participates in the Plan, there shall be credited to a Member’s Company Match Account an amount equal to three percent (3%) of such Member’s Annual Base Salary for such Plan Year (each such credit, an “Annual Credit”); it being understood that, in the case of a Member who commences participation in the Plan on a date other than the first day of a Plan Year, such Member’s Annual Credit for such Plan Year shall be reduced by the amount of any Catch Up Credits already credited to such Member’s Company Match Account in respect of any portion of such Plan Year; it being further understood that if a Member terminates employment prior to the end of a Plan Year, upon termination of employment, there shall be credited to such Member’s Company Match Account an amount equal to three percent (3%) of such Member’s Monthly Base Salary for each Month of Service as a Member during such Plan Year.

     (c) Interest Credits. As of the last day of each Plan Year commencing with the first Plan Year for which the Member’s Company Match Account is credited with a Catch Up Credit or (if earlier) an Annual Credit, and continuing until the Member’s Normal Retirement Date (whether or not the Member is employed on the Normal Retirement Date), there shall be credited to a Member’s Company Match Account an amount equal to six percent (6%) of the Member’s Company Match Account Balance on the last day of the preceding Plan Year (each such credit, an “Interest Credit”); provided that if a Member’s Normal Retirement Date is not the last day of a Plan Year, then for the Plan Year in which the Member’s Normal Retirement Date occurs, the Member’s Company Match Account shall be credited with one half of one percent (0.5%) of the Member’s Company Match Account Balance on the last day of the preceding Plan Year for each Month of Service during the Plan Year in which the Member’s Normal Retirement Date occurs.
     (d) Definitions. For purposes of this Section 5.11, the term “Annual Base Salary” and “Monthly Base Salary” mean, with respect to any Plan Year or Month of Service, respectively, the base salary payable for such Plan Year or such Month of Service, without reduction for amounts, if any, by which the Member’s base salary is reduced during the applicable period of time by reason of a salary reduction election under: (A) any other nonqualified deferred compensation plan, (B) any plan under Code Section 401(k), or (C) any cafeteria plan described in Code Section 125 that the Employer may elect to maintain. Except as otherwise provided by this definition, Annual Base Salary and Monthly Base Salary shall not include any reimbursed expenses, cash or benefits (including benefits paid under any deferred compensation plan) or any additional cash compensation or compensation payable in a medium other than cash.”
4.	Except as set forth herein, the Plan shall remain in full force and effect.
Executed as of this 28th day of October, 2009

USEC Inc.
By:	/s/ W. Lance Wright
W. Lance Wright
	Title:	Senior Vice President, Human Resources and Administration